EXHIBIT 10.1

American Bank
P O BOX 6469
Corpus Christi, TX  78466-6469

October 24, 2013

Ms. Barbara Russell
Chief Financial Officer
TOR Minerals International Inc
722 Burleson Street
Corpus Christi,  TX  78402

Re:         That certain promissory note dated December 30, 2010 in the original principal amount of two million dollars ($2,000,000.00) made payable to American Bank, N.A. by TOR Minerals International Inc (loan # 10101990) and

              That certain revolving credit promissory note dated February 15, 2012 in the original principal amount of two million dollars ($2,000,000.00) made payable to American Bank, N.A. by TOR Minerals International Inc. (loan # 10101989) which was in renewal and extension of the note dated December 30, 2010 in the original principal amount of one million dollars ($1,000,000.00) made payable to American Bank, N.A. by TOR Minerals International Inc

Dear Ms. Russell,

As you are aware, Section 5.03 paragraph a. of the loan agreement dated December 30, 2010 governing the aforementioned loans requires that TOR maintain a ratio of cash flow to debt service of at least 1.25 to 1.0 measured on a rolling four quarter basis.

As we discussed, American Bank is willing to lower the required ratio of cash flow to debt service to 1.0 to 1.0 as measured on a rolling four quarter basis beginning with the four quarter period ending December 31st, 2013 and continuing through the four quarter period ending December 31st, 2014.   Thereafter the required ratio of cash flow debt service shall be 1.25 to 1.0 measured on a rolling four quarter basis as originally detailed in Section 5.03 paragraph a. of the loan agreement.

By signing below you are acknowledging this change to the loan agreement and that no other terms and conditions of the original loan documents have changed.

Sincerely,

AMERICAN BANK, N.A.

PHILLIP J. RITLEY
Phillip J. Ritley
Senior Lending Officer

Agreed to and accepted on this the 24th day of October, 2013 on behalf of TOR MINERALS INTERNATIONAL INC by Barbara Russell, Chief Financial Officer.

BARBARA RUSSELL
Barbara Russell, CFO